Exhibit 99.1

China Jo-Jo Drugstores Reports Fiscal 2017 Second Quarter Results

HANGZHOU, China, Nov. 14, 2016 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) today announced the financial results for its second fiscal quarter and six months ended September 30, 2016.

Second Quarter Highlights:

●	Revenue was $20.2 million compared to $22.6 million a year ago;
●	Gross profit increased 9.5% year-over-year to $4.4 million;
●	Gross margin increased 4% year-over-year to 21.6%, retail pharmacy gross margin increased 7.1% to 29.4% from a year ago;
●	GAAP net income was $97,870 or $0.01 per diluted share compared to net income of $151,175 or $0.01 per diluted share a year ago;
●	Adjusted net income was $746,504 or $0.04 per diluted share compared to adjusted net income of $34,689 or $0.00 per diluted share a year ago.

Six Months Highlights:

●	Revenue was $41.1 million compared to $43.9 million a year ago;
●	Gross profit increased 5.8% year-over-year to $8.8 million;
●	Gross margin increased 2.5% year-over-year to 21.5%, retail pharmacy gross margin increased 5% to 29.0% from a year ago;
●	GAAP net income was $229,023 or $0.01 per diluted share compared to net income of $261,786 or $0.02 per diluted share a year ago;
●	Adjusted net income* was $1,500,504 or $0.08 per diluted share compared to adjusted net income* of $312,170 or $0.02 per diluted share a year ago.

*	Please see the note regarding the use of the non-GAAP financial measures and the table for the Reconciliation to non-GAAP Financial Measures at the end of this earnings release.

Mr. Lei Liu, China Jo-Jo's Chairman and CEO, commented, "Our gross margin continued to expand, benefiting from more vendor rebates attributable to our focused marketing efforts in promoting brand-name pharmaceutical products, as we believe selling these products enhances our store popularity and customer loyalty. During the quarter, we achieved sales volume with certain brand pharmaceutical suppliers and received substantial rebates. In addition, now that the G20 summit is behind us, we have normalized our marketing activities and expect a rebound in retail sales in the third quarter."

Net revenues for the second quarter were $20.2 million compared to $22.6 million in the same quarter a year ago, a decrease of $2.4 million, or 10.7%. Lower revenue was mainly caused by the decline in online pharmacy business, which was partially offset by the increase in wholesale business.

Retail drugstores sales were $12.8 million compared to $13.1 million in the same quarter last year and $12.7 million in the first quarter of fiscal 2017. To improve same-store sales, the Company continued to optimize product mix, enable mobile payment, roll out in-pharmacy virtual doctor clinics, and work with reputable vendors to promote the sales of third-party brand products. The pharmacy store count increased to 62 as of September 30, 2016, compared to 59 stores a year ago.

Online pharmacy sales were $3.8 million compared to $6.6 million in the same quarter a year ago. The decrease was mainly due to (1) lower sales through third party e-commerce websites that resulted from the CFDA suspension of OTC drug sales on these platforms, and (2) the decline in transactions referred from Yikatong, the popular pharmacy and health insurance benefit card, in the Company's online pharmacy sales. To address these challenges, the Company is adding more non-medical health products such as nutritional supplements on the third party e-commerce platforms, while actively seeking alternative referral arrangements from other Pharmacy Benefit Management providers.

Gross profit increased by $376,000 or 9.5% year-over-year to $4.4 million. Gross margin increased from 17.6% to 21.6% due to higher retail profit margins. Retail gross margin increased primarily due to higher vendor rebates attributable to our marketing efforts in promoting brand-name products with large pharmaceutical suppliers, continuous efforts to renegotiate prices with our suppliers periodically, and selection of certain higher profit margin products.

Net income was $97,870 or $0.01 per diluted share compared to net income of $151,175 or $0.01 per diluted share in the same quarter a year ago.

Adjusted net income was $746,504 or $0.04 per diluted share compared to adjusted net income of $34,689 million or $0.00 per diluted share in the same quarter a year ago.  Please see the note regarding the use of the non-GAAP financial measures and the table for the Reconciliation to non-GAAP Financial Measures at the end of this earnings release.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. is a leading China-based pharmacy with retail, wholesale and online distribution of pharmaceutical and health care products through its online and retail pharmacies. As of September 30, 2016, the Company had 62 retail pharmacies in Zhejiang Province, China. The Company's wholesale subsidiary supplies its retail stores, and distributes drug and healthcare products to other drugstores and drug vendors. For more information, please visit: www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English).  The Company routinely posts important information on its websites.

Forward Looking Statement

Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "estimate," "may," "will," "should," "project," "plan," "seek," "intend," "anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company's internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	March 31,
	2016	2016
ASSETS
CURRENT ASSETS
Cash	$8,352,091	$6,671,873
Financial assets available for sale		465,165
Restricted cash	6,949,808	13,747,990
Notes receivable	169,850	15,506
Trade accounts receivable, net	10,070,611	8,054,597
Inventories	13,767,234	10,802,691
Other receivables, net	1,738,864	1,376,468
Advances to suppliers, net	3,644,598	4,230,665
Other current assets	1,733,945	1,518,048
Total current assets	46,427,001	46,883,003

PROPERTY AND EQUIPMENT, net	4,986,110	5,543,076

OTHER ASSETS
Long-term investment	179,904	108,539
Farmland assets	1,546,112	1,562,205
Long term deposits	2,370,850	2,452,056
Other noncurrent assets	2,859,998	2,595,129
Intangible assets, net	2,818,340	2,928,779
Total other assets	9,775,204	9,646,708

Total assets	$61,188,315	$62,072,787

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loan payable	$29,984	$31,011
Accounts payable, trade	21,208,208	16,667,396
Notes payable	11,674,166	17,595,634
Other payable	1,756,456	1,917,821
Other payable - related parties	2,271,790	2,199,775
Customer deposits	2,678,671	2,610,151
Taxes payable	164,904	483,770
Accrued liabilities	592,881	615,056
Total current liabilities	40,377,060	42,120,614

Warrant liability	578,156	636,301
Total liabilities	40,955,216	42,756,915

STOCKHOLDERS' EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 19,425,678 and 17,735,504 shares issued and outstanding as of September 30, 2016 and March 31, 2016	19,426	17,736
Additional paid-in capital	23,416,150	22,088,267
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(7,396,547)	(6,957,053)
Accumulated other comprehensive income	2,884,961	2,857,813
Total stockholders' equity	20,233,099	19,315,872

Total liabilities and stockholders' equity	$61,188,316	$62,072,787

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2016	2015	2016	2015
REVENUES, NET	$20,160,835	$22,577,626	$41,096,750	$43,888,918

COST OF GOODS SOLD	15,807,828	18,600,619	32,261,939	35,536,228

GROSS PROFIT	4,353,007	3,977,007	8,834,811	8,352,690

SELLING EXPENSES	3,023,322	3,418,755	5,706,043	6,515,124
GENERAL AND ADMINISTRATIVE EXPENSES	1,382,650	839,842	3,301,132	1,760,072
TOTAL OPERATING EXPENSES	4,405,972	4,258,597	9,007,175	8,275,196

(LOSS) INCOME FROM OPERATIONS	(52,965)	(281,590)	(172,364)	77,494

INTEREST INCOME	61,035	115,740	285,457	190,737
INTEREST EXPENSE	(430)	5,925	(869)	(154,006)
OTHER INCOME, NET	17,425	145,597	104,624	107,082

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	90,289	200,903	58,093	158,066

INCOME BEFORE INCOME TAXES	115,354	113,113	274,941	305,911

PROVISION FOR INCOME TAXES (BENEFIT)	17,484	(38,062)	49,518	44,125

NET INCOME	97,870	151,175	229,023	261,786

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(87,721)	(860,853)	27,148	(774,553)

COMPREHENSIVE (LOSS) INCOME	$(10,149)	$(709,678)	$256.171	$(512,767)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	19,375,773	16,537,461	18,239,065	16,096,406
Diluted	19,375,773	16,588,559	18,239,065	16,147,505

EARNINGS PER SHARES:
Basic	$0.01	$0.01	$0.01	$0.02
Diluted	$0.01	$0.01	$0.01	$0.02

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$229,023	261,786
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	466,570	763,839
Stock-based compensation	1,329,574	208,450
Bad debt provision	(177,274)	(1,540,695)
Change in fair value of purchase option derivative liability	(58,145)	(158,066)
Change in operating assets:
Accounts receivable, trade	(2,190,470)	716,075
Notes receivable	(156,527)	98,698
Inventories	(3,358,110)	(1,371,177)
Other receivables	(176,334)	(556,942)
Advances to suppliers	275,098	748,185
Other current assets	(269,040)	615,329
Other noncurrent assets	(354,594)	-
Change in operating liabilities:
Accounts payable, trade	5,147,686	2,924,110
Other payables and accrued liabilities	(102,920)	1,133,850
Customer deposits	156,632	(2,460,559)
Taxes payable	(306,109)	116,924
Net cash provided by operating activities	455,060	1,499,807

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(49,298)	(106,200)
Decrease in Financial assets available for sale	454,608	1,293,600
Investment in a joint venture	(75,768)	(113,190)
Additions to leasehold improvements	(26,262)	-
Net cash provided by (used in) investing activities	303,280	1,074,210

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	-	23,580
Repayment of short-term bank loan	-	(31,665)
Change in restricted cash	6,411,257	(4,279,182)
Repayments of notes payable	(17,196,298)	(15,589,077)
Proceeds from notes payable	11,800,003	17,407,506
Proceeds from other payables-related parties	95,088	69,977
Proceeds from equity financing	-	2,699,500
Net cash provided by financing activities	1,110,050	300,639

EFFECT OF EXCHANGE RATE ON CASH	(188,172)	(188,652)
INCREASE IN CASH	1,680,218	2,686,004
CASH, beginning of period	6,671,873	4,023,581
CASH, end of period	$8,352,091	$6,709,585

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$869	$158,415
Cash paid for income taxes	$42,437	$35,943
Non-cash financing activities:
Issuance of stock purchase options to an investor	-	1,231,067
Issuance of stock purchase options to an investment bank	-	$147,728

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Use of non-GAAP financial measures

To supplement China Jo-Jo's consolidated financial results presented in accordance with GAAP, China Jo-Jo uses the following measures defined as non-GAAP financial measures by the SEC: net income (loss) excluding share-based compensation expenses and change in fair value of derivative liabilities, and diluted net income (loss) per share excluding share-based compensation expenses and change in the fair value of derivatives liabilities. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

China Jo-Jo believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and change in fair value of derivative liabilities that may not be indicative of its operating performance from a cash perspective. China Jo-Jo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to China Jo-Jo's historical performance and liquidity. China Jo-Jo computes its non-GAAP financial measures using the same consistent method from quarter to quarter. China Jo-Jo believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. A limitation of using these non-GAAP measures is that they exclude share-based compensation and change in fair value of derivative liabilities charge that has been and will continue to be for the foreseeable future a significant recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The table under the heading Reconciliation to non-GAAP Financial Measures in the beginning of the release has more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

Reconciliation to non-GAAP Financial Measures

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net income	$97,870	$151,175	$229,023	$261,786
Non-GAAP adjustments:
Share based compensation expense	738,923	84,417	1,329,574	208,450
Change in fair value of derivative liabilities	(90,341)	(200,903)	(58,145)	(158,066)
Adjusted net income	746,452	34,689	1,500,452	312,170
Adjusted net income per share - diluted	0.04	0.00	0.08	0.02

Investor Relations Contact:
Steve Liu
steve.liu@jojodrugstores.com

CONTACT: Steve Liu, +86-571-88219579, steve.liu@jojodrugstores.com

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